EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release August 17, 2012

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Announces CEO Retirement

Tony Whitaker, Chief Executive Officer of Kentucky First Federal Bancorp, aged 66, has announced plans to retire from daily activity at the end of 2012. Mr. Whitaker will remain Chairman of Kentucky First, while Don Jennings, current President and Chief Operating Officer of the Company, will assume the CEO position.

Mr. Whitaker will also retire as President and CEO of First Federal Savings and Loan Association of Hazard, Kentucky, although he will remain Chairman of their board of directors. Lou Ella Farler, current Executive Vice President, will serve as the new President and CEO of First Federal of Hazard.

Mr. Whitaker has a long and distinguished career in banking, spanning over 40 years. He began his career at First Federal of Richmond, Kentucky in 1972 and became president in 1980. During his tenure he oversaw the mutual-to-stock conversion of First Federal as well as the mutual-to-stock conversion of Estill Federal which was immediately acquired by First Federal. First Federal was later acquired by Great Financial Bank for which Mr. Whitaker served as a Director and President of the Central Kentucky Region. In 1997, he became President and CEO of First Federal of Hazard which became a subsidiary of Kentucky First Federal Bancorp in 2005 through a mutual holding company conversion.

Mr. Whitaker has also served on numerous councils and board within and outside the banking industry. He currently serves as Chairman of the Kentucky Bankers Association. He is also the current Chairman of Pentegra Group, Inc., a financial services company specializing in retirement benefits. In the past, he has served as the President of the Hazard Chamber of Commerce, as a director of the Federal Home Loan Bank of Cincinnati, as a director of America’s Community Bankers, and as Chairman of the Kentucky League of Savings Institutions.

Despite retirement from day-to-day duties, Mr. Whitaker intends to remain very active with the Company and its subsidiary banks.  He will provide assistance and counsel to the management of both banks, participate in the assimilation of Central Kentucky Federal into the organization, and continue to supervise the company’s strategic initiatives.